Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 1, 2020, among PGT INNOVATIONS, INC., a Delaware corporation (the “Issuer”), NEWSOUTH WINDOW SOLUTIONS, LLC, a Delaware limited liability company , DOERS WINDOW MANUFACTURING, LLC, a Florida limited liability company, NEWSOUTH WINDOW SOLUTIONS OF TAMPA BAY, LLC, a Florida limited liability company, NEWSOUTH WINDOW SOLUTIONS OF BONITA SPRINGS, LLC, a Florida limited liability company, NEWSOUTH WINDOW SOLUTIONS OF WEST PALM BEACH, LLC, a Florida limited liability company, NEWSOUTH WINDOW SOLUTIONS OF FT. LAUDERDALE, LLC, a Florida limited liability company, NEWSOUTH WINDOW SOLUTIONS OF JACKSONVILLE, LLC, a Florida limited liability company and NEWSOUTH WINDOW SOLUTIONS OF ORLANDO, LLC, a Florida limited liability company (each a “New Guarantor” and collectively the “New Guarantors”), each a subsidiary of the Issuer, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, PGT Escrow Issuer, Inc., a wholly owned subsidiary of the Issuer (the “Escrow Issuer”), and the Trustee previously executed and delivered an indenture, dated as of August 10, 2018 relating to the issuance of 6.75% Senior Notes due 2026 (the “Original Indenture”);

WHEREAS, pursuant to and on the date of the Original Indenture, the Escrow Issuer initially issued $315,000,000 aggregate principal amount of its 6.75% Senior Notes due 2026 (the “Initial Notes”);

WHEREAS, the Issuer, the guarantors party thereto and the Trustee previously executed and delivered a First Supplemental Indenture, dated as of August 13, 2018 (the “First Supplemental Indenture”) reflecting the merger of Escrow Issuer with and into the Issuer, with Issuer becoming the successor issuer of the Initial Notes and the guarantee of the Initial Notes by the guarantors party to the First Supplemental Indenture;

WHEREAS, the Issuer, the guarantors party thereto and the Trustee previously executed and delivered a Second Supplemental Indenture, dated as of January 24, 2020 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”) reflecting the issuance of an additional $50,000,000 aggregate principal amount of the Issuer’s 6.75% Senior Notes due 2026 (together with the Initial Notes, the “Notes”) and the guarantee of the Notes by the guarantors party to the Second Supplemental Indenture;

WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances the Issuer is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the existing Guarantors, if any, are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 12.02 of the Indenture.

4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PGT INNOVATIONS, INC.

By:	/s/ Brad West
Name:	Brad West
Title:	Senior Vice President of Corporate Development and Treasurer

NEWSOUTH WINDOW SOLUTIONS, LLC
DOERS WINDOW MANUFACTURING, LLC
NEWSOUTH WINDOW SOLUTIONS OF TAMPA BAY, LLC
NEWSOUTH WINDOW SOLUTIONS OF BONITA SPRINGS, LLC
NEWSOUTH WINDOW SOLUTIONS OF WEST PALM BEACH, LLC
NEWSOUTH WINDOW SOLUTIONS OF FT. LAUDERDALE, LLC
NEWSOUTH WINDOW SOLUTIONS OF JACKSONVILLE, LLC
NEWSOUTH WINDOW SOLUTIONS OF ORLANDO, LLC as Guarantors

By:	/s/ Sherri Baker
Name:	Sherri Baker
Title:	Treasurer

[Signature Page to PGTI Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Felicia H. Powell
Name:	Felicia H. Powell
Title:	Vice President

[Signature Page to PGTI Third Supplemental Indenture]